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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALCOMM Contacts:
Christine Trimble, Corporate Public Relations
1-(619) 651-3628 (ph)  1-(619) 651-2590 (fax)
e-mail:  ctrimble@qualcomm.com
or
Julie Cunningham, Investor Relations
1-(619) 658-4224 (ph)  1-(619) 651-9303 (fax)
e-mail:  jcunningham@qualcomm.com

QUALCOMM and Ericsson Close Agreements
--CDMA Patent Disputes Settled, CDMA Infrastructure Business Acquired by
 Ericsson--

SAN DIEGO -- May 24, 1999 -- QUALCOMM Incorporated (NASDAQ: QCOM) today announced that it has closed the sale of QUALCOMM's terrestrial Code Division Multiple Access (CDMA) wireless infrastructure business, including its R&D resources, and assumed select customer commitments, related assets and personnel to Ericsson.

"We are pleased that our agreements with Ericsson are now complete and all patent disputes are behind us. Both QUALCOMM and Ericsson have worked closely to make the transition of our infrastructure employees as smooth as possible," said Dr. Irwin M. Jacobs, chairman and CEO of QUALCOMM Incorporated. "We look forward to continuing our work together in support of a single CDMA standard to connect the world."

Under the series of agreements, QUALCOMM and Ericsson both support a single CDMA world standard with three optional modes for the next generation of wireless communications, have entered into cross licenses for their respective patent portfolios and have settled the pending patent infringement litigation between the two companies. Approximately 1,200 QUALCOMM employees in San Diego, Calif. and Boulder, Colo. are being transferred to Ericsson as part of the acquisition.

QUALCOMM Incorporated (NASDAQ: QCOM) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. The Company's major business areas include CDMA phones; integrated CDMA chipsets and system software; technology licensing; and satellite-based systems including OmniTRACS(R) and portions of the Globalstar(TM) system. Headquartered in San Diego, Calif., QUALCOMM is a FORTUNE 500(R) company with fiscal 1998 revenues in excess of U.S. $3 billion. For more information, please visit the Company's web site at
<<http://www.qualcomm.com/>http://www.qualcomm.com>.



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Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including timely product development, the Company's ability to successfully manufacture significant quantities of CDMA or other equipment on a timely and profitable basis, and those related to performance guarantees, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 27, 1998, and most recent Form 10-Q. ###

QUALCOMM and OmniTRACS are registered trademarks of QUALCOMM Incorporated. Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated. All other trademarks are the property of their respective owners.